UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2011 (January 18, 2011)

EPL INTERMEDIATE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-115644	13-4092105
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3535 Harbor Blvd. Suite 100, Costa Mesa, California 92626
(Address of principal executive offices, including zip code)

(714) 599-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Executive Officer

On January 18, 2011 (the “Effective Date”), Stephen J. Sather, age 62, was appointed as President and Chief Executive Officer of EPL Intermediate, Inc. (“EPLI”) and El Pollo Loco, Inc., a direct subsidiary of EPLI (“EPL” and collectively with EPLI, the “Company,” “we,” “us” and “our”).  In connection with such appointment, EPL entered into an amended and restated employment agreement (the "Sather Employment Agreement"), the terms of which are described below.  Prior to assuming the role of President and Chief Executive Officer of the Company, Mr. Sather has served as our Senior Vice President of Operations since February 2007 and served as our Vice President since January 2006. From March 2002 to December 2005, he served as Senior Vice President Retail Operations for Great Circle Family Foods, LLC and from December 1996 to December 2001, he served as Chief Operating Officer for Rubio’s Restaurants, Inc.

Pursuant to the Sather Employment Agreement, Mr. Sather will receive an annual base salary of $350,000.  In addition, for each calendar year during the term of his employment, Mr. Sather will be eligible to receive a targeted annual cash incentive award equal to 75% of his annual base salary as in effect from time to time based on the achievement of performance criteria determined annually by EPL's Board of Directors.  Mr. Sather will also be eligible to participate in EPL’s equity-based compensation plan.

The term of the Sather Employment Agreement will continue for two years following the Effective Date, unless Mr. Sather’s employment is earlier terminated, provided that, on the second anniversary of the Effective Date and each anniversary thereafter, the term of the Sather Employment Agreement will be renewed for an additional one-year period unless EPL or Mr. Sather provides at least 60 days' advance notice of its or his intent to not renew the term of the Sather Employment Agreement.

In the event that Mr. Sather’s employment is terminated by EPL without "cause" or by Mr. Sather with "good reason" (each as defined in the Sather Employment Agreement) and Mr. Sather executes a general release of claims and complies with the restrictive covenants described below, Mr. Sather will be entitled to continued payment of his base salary for a period of 12 months following his termination and a pro-rata annual bonus for the year of termination.

The Sather Employment Agreement provides that Mr. Sather will not solicit the employees of EPL or its affiliates, or the consultants of EPL or its affiliates, in each case for one year following the termination of his employment for any reason.

The Sather Employment Agreement is included as Exhibit 10.1 hereto and incorporated by reference herein. The foregoing description of the Sather Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Sather Employment Agreement.

Election of Director

On January 18, 2011, Samuel Borgese was elected as Executive Chairman of the Board of Directors of the Company.  Mr. Borgese will devote seventy-five percent (75%) of normal business hours and his best efforts to his duties as Executive Chairman of the Company and will be responsible for overseeing implementation of the strategic direction of the Company, and for providing assistance to Mr. Sather in the fulfillment of Mr. Sather’s responsibilities. In connection with the election, EPL entered into an employment agreement with Mr. Borgese (the “Borgese Employment Agreement”).

The terms of the Borgese Employment Agreement are substantially similar to the terms of the Sather Employment Agreement described above except for the following differences.  Pursuant to the Borgese Employment Agreement, Mr. Borgese will receive an annual base salary of $262,500.  The term of the Borgese Employment Agreement will continue for two years, unless Mr. Borgese’s employment is earlier terminated, provided that, on such second anniversary, the term of the Borgese Employment Agreement will be renewed for one additional one-year period unless EPL or Mr. Borgese provides at least 30 days' advance notice of its or his intent to not renew the term of the Borgese Employment Agreement.

In the event that Mr. Borgese’s employment is terminated by EPL without "cause" or by Mr. Borgese with "good reason" (each as defined in the Borgese Employment Agreement) and Mr. Borgese executes a general release of claims and complies with the restrictive covenants described below, Mr. Borgese will be entitled to (i) continued payment of his base salary for the lesser of a period of 12 months following his termination and the remainder of the then current term of his employment and (ii) a pro-rata annual bonus for the year of termination.

The Borgese Employment Agreement is included as Exhibit 10.2 hereto and incorporated by reference herein. The foregoing description of the Borgese Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Borgese Employment Agreement.

Item 9.01.  Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement by and between El Pollo Loco, Inc. and Stephen J. Sather
10.2	Employment Agreement by and between El Pollo Loco, Inc. and Samuel Borgese

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPL INTERMEDIATE, INC.

Dated: January 19, 2011	By:	/s/ Jerry L. Lovejoy
	Name:	Jerry L. Lovejoy
	Title:	Senior Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between El Pollo Loco, Inc. and Stephen J. Sather
10.2	Employment Agreement by and between El Pollo Loco, Inc. and Samuel Borgese